Exhibit 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 15th day of July, 2017, by and between CPO International LLC., a Delaware corporation (“Employer”) and Joe Ochoa (the “Executive”).

RECITALS

WHEREAS, Employer desires to procure the services of Executive as its President of Building Products Group and Executive is willing to be employed by the Employer upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Executive acknowledges and agrees that executing this Agreement is a necessary precondition for Executive to accept the offer of employment by the Employer and to receive the corresponding compensation and benefits;

WHEREAS, Executive acknowledges that this Agreement is reasonable and necessary because the Employer will provide Executive with access to its confidential, proprietary information, trade secrets and Employer’s customers and prospective customers, all of which the Employer is entitled to protect from disclosure, misappropriation and/or unfair exploitation; and

WHEREAS, Executive further acknowledges that during Executive’s employment with the Employer, Executive may have access to certain confidential, proprietary information and trade secrets belonging to the Employer’s subsidiaries and/or affiliates, including but not limited to CPO Building Products LLC, Scranton Products Inc. (including Vycom Corp.) and any new entities becoming subsidiaries or otherwise affiliated with the Employer after the date of this Agreement (collectively, the “Affiliates”), and Executive has an obligation not to disclose, misappropriate, and/or unfairly benefit from the Affiliates’ confidential, proprietary information, trade secrets, customers, prospective customers and good will.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the Employer and Executive hereby agree as follows:

PROVISIONS

1.    Term and Duties. Employer hereby agrees to employ the Executive for a period commencing on July 15, 2017 and ending on July 14, 2018 (the “Initial Term”) or until terminated in accordance with this Section l or Section 4. Unless terminated by written notice of either party delivered at least thirty (30) days prior to the expiration of the Initial Term, the Executive’s employment shall continue for successive one (l) year terms (each one (l) year term hereinafter referred to as a “Subsequent Term” and together with the Initial Term, the “Term”) until terminated by written notice of either party delivered at least thirty (30) days prior to the expiration of the Subsequent Term. During the Term, the Executive shall serve as President of Building Products Group. Subject to the provisions of this Agreement, during the Term, the Executive shall devote his best efforts and abilities to the performance of the Executive’s duties on behalf of Employer and to the promotion of its interests consistent with and subject to the direction of Jesse Singh, the Chief Executive Officer of Employer, or his successor (the “CEO”).

2.    Exclusivity. The Executive shall devote all of his business time, energies, attention and abilities to the operation of the business of Employer and shall not be actively involved in any other trade or business or as an employee of any other trade or business. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would directly or indirectly injure the Employer’s business, interests, or reputation. In keeping with Executive’s fiduciary duties to the Employer, Employer agrees that Executive shall not become involved in a conflict of interest with the Employer, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval from Employer.

3.    Compensation.

(a)    Base Compensation. In consideration of the services to be rendered by the Executive during the Term, Employer shall pay to the Executive base compensation at a rate of $415,000 per year (“Base Compensation”) (pro-rated for any partial years). Base Compensation shall be paid to the Executive in accordance with Employer’s standard payroll policies. Executive shall not be entitled to receive the salary and benefits that are associated with the offered position unless Executive first executes and agrees to be bound by this Agreement.

(b)    Annual Bonus. For each calendar year during the Term, the Executive will be eligible to receive an annual bonus pursuant to Employer’s Key Employee Management Incentive Plan (the “Bonus Plan”). The Executive’s target bonus opportunity under the Bonus Plan for each year during the Term shall equal seventy-five percent (75%) of the Base Compensation (the “Annual Bonus”). The actual Annual Bonus paid for any year shall be subject to the terms and conditions of the Bonus Plan.

(c)    Sign-On Bonus. On or as soon as reasonably practicable following the date on which your employment with the Employer begins (your “Start Date”), the Employer will pay you a one-time sign-on bonus equal to $250,000 (the “Sign-On Bonus”). If you resign from your employment with the Employer for any reason, or if the Employer terminates your employment for Cause, within 24 months following your Start Date, then you agree to repay the Employer the Sign-On Bonus in full within (30) business days from the date on which your employment terminates. Employer will reduce amount due by 1/24 for each month served v. full repayment.

(d)    Benefits. During the Term, the Executive shall be eligible to participate in such benefit programs offered by Employer as are offered to similarly-situated employees of Employer (except in the case of equity-based incentive plans where awards are subject to approval of the Board of Directors of Employer or a committee thereof), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question. All matters of eligibility for coverage or benefits under any benefit plan or Employer policy shall be determined in accordance with the provisions of such plan or policy. The Employer reserves the right to change, alter or terminate any benefit in its sole discretion. For each calendar year during the Term, the Executive shall be entitled to four (4) weeks’ vacation (pro-rated for any partial years) annually, to be used subject to the terms of Employer’s applicable policies and procedures.

4.    Termination of Employment.

(a)    Employer may terminate the Executive’s employment for any reason during the Term. If, during the Term, the Executive’s employment is terminated for any reason, the Employer shall be obligated to pay the Executive all earned but unpaid Base Compensation through the date of termination, unpaid expense reimbursements to which the Executive is entitled and accrued but unused vacation (the “Accrued Amounts”). If, during the Term, the Executive’s employment is terminated by Employer other than for Cause, Employer shall be obligated, in addition to the payment of the Accrued Amounts, to continue to pay to the Executive the Executive’s Base Compensation (and 50% of target bonus of 75%) at the rate then in effect for a period of twelve (12) months following the termination date (the “Termination Payments”). Employer’s obligation to make the Termination Payments shall be conditioned upon (i) Executive’s compliance with the Post-Employment Restrictive Covenants and his obligations with respect to Employer’s Confidential Information and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employer (the “Release”) that becomes effective within sixty (60) days following the date of termination of employment. Subject to Section 4(b), the Termination Payments shall be paid in installments on Employer’s regular payroll dates commencing on the first payroll date following the sixtieth (60th) day after the date of termination of employment with the first such payment including the aggregate amount that would have been paid to the Executive during the first sixty (60) days following the date of termination had the delay provided herein not applied. The Accrued Amounts shall be paid within sixty (60) days following the termination date.

(b)    If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 3 which are subject to Section 409A shall not commence until six (6) months from the termination date, with the first payment to be equal to the aggregate amount that would have been paid to the Executive under this Section 4 during the first six (6) months immediately following the termination date had this Section 4(b) not been applicable. Each installment of the Termination Payments shall be considered a “separate payment” for purposes of Section 409A. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Employer shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Employer to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

(c)    The foregoing payments upon termination of the Executive’s employment as described in this Section 4 shall constitute the exclusive severance payments due to the Executive upon a termination of his employment. Executive is not entitled to any Termination Payments in the event the Agreement terminates upon expiration of the Term as described in Section 1 or if Executive resigns for any reason.

(d)    “Cause” as used herein shall mean the Executive’s (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of Employer’s property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to Employer’s business, standing or reputation or the business, standing or reputation of any of Employer’s Affiliates; (ii) gross negligence in the performance of his duties hereunder; (iii) breach of his duty of loyalty or care to Employer or any of its Affiliates; (iv) other misconduct that is materially detrimental to Employer or any of its Affiliates; (v) refusal or failure to perform the Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Employer, in each case after receiving written notice describing his noncompliance and being given ten (10) business days to cure (to the extent curable) such non-compliance; (vi) breach of this Agreement or any other agreement with or for the benefit of Employer or any of its Affiliates to which the Executive is a party or by which the Executive is bound, which material breach is not cured (to the extent curable) within ten (10) business days following written notice from Employer; or (vii) Executive’s death or disability in which he cannot perform the essential functions of his job with or without a reasonable accommodation. (Employer will fund a life insurance/disability policy much like with prior offer to cover in event of death/disability.)

5.    Nondisclosure of Confidential Information.

(a)    Executive recognizes and acknowledges that the Employer and its Affiliates continually obtain and develop “Confidential Information” (defined below). During Executive’s employment and at all times thereafter, Executive will hold in strictest confidence and will not disclose, use, or publish any of the Confidential Information, except as such disclosure, use or publication may be required in connection with Executive’s work for the Employer. If at any time (including after termination of Executive’s employment with the Employer), a person, entity, governmental agency, or a court of competent jurisdiction requests or demands that Executive disclose Confidential Information, Executive will promptly notify the Employer, and will cooperate with the Employer or its Affiliates in their efforts to prevent or limit such disclosure. Disclosure of Confidential Information by Executive or by anyone else, whether done intentionally or inadvertently, will not affect Executive’s continuing obligations under this Agreement as to the disclosed Confidential Information.

(b)    “Confidential Information” as used herein includes, but is not limited to, Employer’s trade secrets, proprietary information and confidential information which may include, but is not limited to, technical information, such as methods, processes, formulas, compositions, inventions, product development, product designs, computer programs, special hardware, product hardware, related software development, research projects, improvements, systems methods and other confidential technical data, and business information, such as sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, proposals, sales leads, profit margins, service reports, amount or kind of customers’ purchases from the Employer and/or the Affiliates, sources of supply, supply costs, system documentation, pricing data and policies (including general price lists and prices charged to specific customers), and business methods, marketing strategies, production or merchandising systems or plans. Executive agrees that this Confidential Information includes such information from the Affiliates provided to Executive as a result of Executive’s employment with the Employer.

6.    Assignment of Intellectual Property. Except for those items specifically listed in Exhibit A attached hereto, Executive represents that Executive does not have any right, title or interest in, nor has Executive made or conceived wholly or in part prior to the execution of this

Agreement any discovery, idea or invention. Executive shall disclose promptly to the Employer or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Employer, and hereby assigns and agrees to assign all Executive’s interest therein to the Executive or its nominee. Whenever requested to do so by the Employer, Executive shall execute any and all applications, assignments or other instruments which the Employer shall deem necessary to apply for and obtain Letter Patent or Copyrights of the United States or any foreign country or to otherwise protect the Employer’s interest therein. Such obligations shall continue beyond Executive’s termination of employment with respect to works, inventions, discoveries, and improvements authored or made by Executive during the period of employment, and shall be binding on Executive’s assigns, executors, administrators and other legal representatives.

7.    Post-Employment Restrictions. In order to protect the business interests and good will of the Employer and its Affiliates and to protect the Confidential Information, and in consideration of the provisions of this Agreement, Executive covenants and agrees as follows:

(a)    Non-solicitation of Customers or Prospective Customers. Executive agrees that during Executive’s employment and for the two (2) year period following Executive’s termination from employment with the Employer (regardless of reason), Executive will not solicit, attempt to obtain business from, accept business from, service, provide consulting services to or contact any Customer or Prospective Customer of the Employer or the Affiliates regarding the purchase, lease or license of a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, performed, offered or under development by the Employer or the Affiliates, except for the benefit of the Employer.

(i)    “Customer” as used herein shall mean any person or entity that procured any products or services from the Employer or any of its Affiliates during the preceding two (2) years.

(ii)    “Prospective Customers” as used herein shall mean any person or entity that Executive, Employer or the Affiliates solicited, contacted and/or communicated with for business purposes during the preceding two (2) years.

(b)    Non-solicitation of Employees and Independent Contractors.

(i)    Executive agrees that during his employment with the Employer and for the two (2) year period following termination of Executive’s employment (regardless of reason), Executive shall not, directly or indirectly, induce or attempt to induce any Employee to terminate employment, hire or participate in the hiring of any Employee or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Employer or any of the Affiliates and any Employee. “Employee” as used herein shall mean any person employed by the Employer or the Affiliates during the preceding two (2) years.

(ii)    Executive agrees that during Executive’s employment and for the two (2) year period following Executive’s termination from employment with the Employer (regardless of reason), Executive will not, directly or indirectly, induce or attempt to induce any person or entity who is engaged by the Employer or any of its Affiliates as an independent contractor to terminate or change its relationship with the Employer or its Affiliates.

(c)    Non-Competition. Executive agrees that during his employment with the Employer and for the two (2) year period following termination of Executive’s employment (regardless of reason), Executive will not engage, directly or indirectly, whether as a consultant, independent contractor, agent, representative, employee, advisor owner (except in the case of passive ownership of less than five percent (5%) of any publicly traded corporation) or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business in the United States.

(d)    “Competing Business” as used herein, shall mean any person, business, enterprise or other entity which directly or indirectly sells or attempts to sell any product or services, or any combination thereof, which are the same as, or similar to the products and/or services sold, offered or under development by the Employer or the Affiliates at any time during the preceding two (2) years.

(e)    Executive acknowledges that the restrictions set forth in this Section extend nationwide. Executive further acknowledges that the geographic limitation in the restriction set forth above is reasonable because the Employer and the Affiliates offer their products and services and/or plan to offer their products and services throughout this geographic market. Executive further covenants and agrees that the geographic scope, length of term and types of activities restricted (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Employer and the Affiliates because of the scope of the Employer’s business and its relationship with the Affiliates, which share Confidential Information on a need-to-know basis. Executive acknowledges that these non-competition restrictions are reasonable and necessary and will not prevent Executive from being gainfully employed.

(f)    Enforceability. If a court of competent jurisdiction determines that one or more of these Post-Employment Restrictions are so broad as to be unenforceable, then such provision is to be reduced in scope or length, as the case may be, to the extent required to make it enforceable. The foregoing is not an admission or evidence that any of the terms or conditions of this Agreement are unreasonable.

(g)    Tacking. If Executive violates any of the above Post-Employment Restrictions, the time period for such restriction will be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

(h)    Notification by the Employer. Executive consents to the Employer and any of its Affiliates providing notice to any person or entity regarding Executive’s Post-Employment Restrictions under this Agreement.

(i)    Forfeiture of Termination Payments. In the event Executive violates the Post-Employment Restrictions or confidentiality obligations as set forth in this Agreement in any way, Executive’s right to receive or retain any Termination Payment, as described in Section 4, immediately ceases, and Executive must forfeit and return to the Employer all Termination Payments paid after the date of the first violation.

8.    Return of Employer Property. Upon termination of Executive’s employment for any reason, Executive will deliver to the Employer any and all Employer equipment and property, access codes, documents, drawings, notes, memoranda, specifications, devices and formulas, together with all copies thereof, and any other material containing or disclosing any Confidential Information or other information regarding the Employer.

9.    Consideration. The Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration, which is sufficient for any or all of the Executive’s covenants set forth herein.

10.    No Prior Agreements. The Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

11.    Equitable Relief, Fees and Expenses. Executive stipulates and agrees that any breach of Sections 5, 6, 7 and 21 of this Agreement by Executive will result in immediate and irreparable harm to the Employer and the Affiliates, the amount of which will be extremely difficult to ascertain, and that the Employer and the Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Employer and the Affiliates shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Employer and the Affiliates against, or on account of, any breach by Executive of the provisions of this Agreement without requiring the Employer or the Affiliates to post any bond. Such right to equitable relief is in addition to all other legal remedies the Employer and the Affiliates may have to protect their rights. In the event the Employer and/or the Affiliates obtain any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Employer and/or the Affiliates for all costs associated with obtaining the relief, including attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by the Employer and/or the Affiliates which enforces the Employer and/or the Affiliates’ rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. where the Employer and/or the Affiliates do business, and that said court or body shall give full force and effect to said order and/or judgment.

12.    Withholding. All amounts paid to the Executive under this Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on his relating to the payment or provision of any amounts or benefits hereunder.

13.    Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Executive:

Joe Ochoa

[Address]

if to Employer:

c/o CPG International LLC

5215 Old Orchard Road

Suite 725

Skokie, Illinois 60077

Attn: General Counsel

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

14.    Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to its subject matter and supersedes and merges all prior or contemporaneous discussions or agreements, whether written or oral, regarding the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in Executive’s duties, salary, or benefits will not affect the validity or scope of this Agreement.

15.    Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16.    Remedies; Waiver. No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.    Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

18.    Choice of Law, Jurisdiction and Venue. This Agreement is governed by the laws of the State of Illinois without regard to its principles of conflicts of law. Executive shall be receiving resources and Confidential Information from Illinois and agrees to its laws governing this Agreement. The parties further agree that a federal court with jurisdiction in the Northern District of Illinois or state court with jurisdiction in Cook County shall be the exclusive forum for the resolution of any dispute arising from or relating to this Agreement unless the Employer, in its sole discretion, brings a claim in another court of competent jurisdiction. Each party consents to the personal jurisdiction and venue of any such federal or state court. Executive irrevocably waives Executive’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness.

19.    Successors and Assigns. The Employer shall have the right to assign this Agreement to a successor or assign, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to or assignee of the Employer is an intended third-party beneficiary to this Agreement. Executive may not assign this Agreement. Executive further acknowledges and agrees that the Affiliates are third-party beneficiaries to this Agreement and shall be entitled to enforce this Agreement and the provisions herein to the extent Executive discloses or misappropriates Confidential Information belonging to them or unfairly competes with or solicits their customers, prospective customers, employees or independent contractors.

20.    Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

21.    Nondisparagement. During Executive’s employment and thereafter, Executive shall make no negative or derogatory comments, oral or written, directly, indirectly or by innuendo about the Employer, its officers, directors or employees, as well as the Affiliates and their officers, directors or employees.

22.    Survivability. The terms of Sections 5, 6, 7 and 21 of this Agreement survive the termination of Executive’s employment with the Employer for any reason.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL LLC

By	/s/ Dennis Kitchen
Name:	Dennis Kitchen
Title:	SVP & CHRO

/s/ Joe Ochoa
Joe Ochoa